Exhibit 4.4

ASSUMPTION AGREEMENT

ASSUMPTION AGREEMENT (this “Agreement”) dated as of December 31, 2017, made by Arconic Inc., a Delaware corporation (“New Arconic”), in favor of, and for the benefit of, the Lenders and the Administrative Agent under the Credit Agreement (as hereinafter defined).

W I T N E S S E T H :

WHEREAS, Arconic Inc., a Pennsylvania corporation (“Arconic”), the Lenders party thereto, and Citibank, N.A., as Administrative Agent, have entered into that certain Five-Year Revolving Credit Agreement, dated as of July 25, 2014, as amended by that certain Extension Request and Amendment Letter, dated June 5, 2015, and that certain Amendment No. 1 to Credit Agreement, dated as of September 16, 2016 (as may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, on October 12, 2017, Arconic entered into an Agreement and Plan of Merger with New Arconic, pursuant to which Arconic will merge with and into New Arconic, with New Arconic continuing as the surviving company (the “Merger”); and

WHEREAS, Section 6.02 of the Credit Agreement provides that, as a condition to the consummation of the Merger, New Arconic shall agree to be bound by the terms and provisions applicable to Arconic under the Credit Agreement.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, New Arconic agrees as follows:

1. Capitalized Terms. Capitalized terms used in this Agreement (including the preamble and recitals hereto) without definition shall have the meanings set forth in the Credit Agreement.

2. Agreement to Assume Obligations. Effective as of the time at which the Merger becomes effective (the “Effective Time”), New Arconic hereby agrees to be bound by the terms and provisions applicable to Arconic as a Borrower under the Credit Agreement. For avoidance of doubt, as of the Effective Time, New Arconic hereby agrees that references to “Arconic” in the Credit Agreement and the other Loan Documents shall be deemed to be references to New Arconic, as successor to Arconic pursuant to the Merger.

3. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of New Arconic, the other Borrowers, the Administrative Agent, each Lender and each Issuer and their respective successors and assigns permitted by the Credit Agreement.

6. No Waiver; No Novation. Except as expressly set forth herein, this Agreement shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Administrative Agent or the Lenders under any Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in any Loan Document. Nothing herein shall be deemed to entitle any Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in any Loan Document in similar or different circumstances. Nothing herein contained shall be construed as a substitution or novation of the Obligations outstanding under the Credit Agreement or the other Loan Documents, which shall remain in full force and effect. Neither this Agreement nor the Merger shall extinguish the Obligations outstanding under the Credit Agreement or the other Loan Documents. Nothing expressed or implied in this Agreement or any other document contemplated hereby shall be construed as a release or other discharge of any Borrower under any Loan Document from any of its obligations and liabilities thereunder.

7.  Agreement as Loan Document. This Agreement shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

8. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

9. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

10. Headings. The headings of this Agreement are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

IN WITNESS WHEREOF, New Arconic has caused this Agreement to be duly executed as of the date first above written.

ARCONIC INC., as New Arconic

By	/s/ Peter Hong
	Name:	Peter Hong
	Title:	Vice President and Treasurer

[Signature page to Assumption Agreement – Five Year RCF]

Accepted and Agreed:

CITIBANK, N.A., as Administrative Agent

By	/s/ John Tucker
	Name:	John Tucker
	Title:	Vice President

[Signature page to Assumption Agreement – Five Year RCF]